Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com or Mark Levin, Manager, Investor Relations (714) 247-8465 mark.levin@amo-inc.com

Advanced Medical Optics, Inc. Announces Offering of Senior Subordinated Notes

(SANTA ANA, CA), March 19, 2007 — Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], today announced that it intends to offer, subject to market conditions and other factors, approximately $200 million aggregate principal amount of senior subordinated notes due 2017. The offering will be made only to qualified institutional buyers and non-U.S. foreign investors in accordance with Rule 144A and Regulation S, respectively, under the Securities Act of 1933. The notes will be unsecured senior subordinated obligations of AMO. The interest rate and other terms of the notes will be determined by negotiations between AMO and the initial purchasers of the notes.

AMO expects to use the net proceeds from the offering, and borrowings under a new senior credit facility that it expects to enter into, (1) to purchase all of the outstanding common stock of IntraLase Corp. (IntraLase), pursuant to the previously disclosed Agreement and Plan of Merger, dated January 5, 2007, by and among AMO, IntraLase and Ironman Merger Corporation; (2) to repay all outstanding indebtedness under its existing senior credit facility if any; (3) to pay related fees and expenses; and (4) for other general corporate purposes with any remaining proceeds. The offering of the notes is conditioned upon and will be consummated substantially concurrent with the closing of the merger with IntraLase.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security. Any offers of the securities will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and, unless they are registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements about AMO, including its proposed offering of notes. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions, AMO’s ability to consummate the closing of the merger with IntraLase and AMO’s ability to complete the offering. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements except to the extent required by law.

Additional information concerning these and other risk factors may be found in previous press releases issued by AMO and AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2006 Form 10-K filed in March 2007. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8348.

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